EXHIBIT 10.2

SUPREME COURT OF THE STATE OF NEW YORK

NEW YORK COUNTY

KENNETH BRAUN, individually and on behalf of all others similarly situated,

Plaintiff,

-against-

JOSEPHINE CHAUS, PHILIP G. BARACH, HARVEY M. KRUEGER, ROBERT FLUG, DAVID STIFFMAN, BERNARD CHAUS, INC. and CAMUTO CONSULTING, INC.,

Defendants.
Index No. 652663/2011

MEMORANDUM OF UNDERSTANDING

IN THE BERNARD CHAUS, INC. SHAREHOLDER LITIGATION

This memorandum of understanding (“MOU”) contains essential terms of a settlement (“Settlement”) agreed to in principle between defendants Josephine Chaus, Philip G. Barach, Robert Flug, Bernard Chaus, Inc. (collectively, “Chaus” or “Company”) and Camuto Consulting Inc. (“Camuto”) (collectively, “Defendants”), and plaintiff in the action Braun v. Chaus, Index No. 652663/2011 (the “Action”) and Dr. Barry Berkowitz (“Berkowitz”) on behalf of themselves as well as members of the putative classes alleged in the Action (collectively “Plaintiffs”).

WHEREAS, promptly following the execution and delivery of this MOU, the Company will enter into an Agreement and Plan of Merger (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of certain entities into the Company pursuant to the terms and conditions of the Merger Agreement (the “Merger”);

WHEREAS, as of the date hereof, Plaintiffs beneficially own certain shares of capital stock of the Company (such shares, or any other voting or equity securities of the Company acquired hereafter during the term of this Agreement, including but not limited to shares acquired by the Plaintiffs pursuant to the exercise of options (whether now held or granted after the execution of this MOU) to acquire the common stock of the Company, being referred to herein collectively as the “Shares”);

WHEREAS, on September 15, 2011, Camuto Consulting, Inc. (“Camuto”) made an offer (the “Offer”) to take the Company private which contemplated, amongst other things, a payment to the non-affiliated shareholders of the Company, such as Plaintiffs, of $0.13 per share;

WHEREAS, after receipt of the Offer, the board of directors of the Company formed a special committee of disinterested, independent directors (the “Special Committee”) to consider and negotiate the terms of any transaction effecting the Offer and any other transaction proposals received by the Company;

WHEREAS, following the public announcement of the Offer, Berkowitz, on his own behalf and on behalf of certain other shareholders, contacted the Company to express their opinion that the Offer was inadequate;

WHEREAS, also following the public announcement of the Offer, the Action was commenced by Complaint filed on September 28, 2011, alleging among other things that the Offer was inadequate;

WHEREAS, on October 26, 2011, the Company received a letter from counsel for Dr. Berkowitz and others demanding discussions with the Company, the Special Committee and Camuto concerning the Offer and threatening legal action if their demand was not met;

WHEREAS, Berkowitz was actively involved in the negotiations between the Company and Camuto concerning the Offer, and during such negotiations and while this Action was pending, Camuto amended their Offer to include a payment to the non-affiliated shareholders of the Company of $0.21 per share (the “Additional Shareholder Consideration”);

WHEREAS, as a condition to enter into the Merger Agreement, certain investing parties have required that the Company and Plaintiffs execute and deliver this Agreement;

WHEREAS, counsel for Plaintiffs and counsel for Defendants thereafter engaged in arm’s length discussions and negotiations concerning a possible settlement of the Actions based on the Additional Shareholder Consideration and potentially any negotiated changes to the Preliminary Proxy as defined below;

WHEREAS, defendants Harvey M. Krueger and David Stiffman no longer serve on the Board of Directors of Bernard Chaus, Inc. and thus are not parties to this agreement and the Action will be voluntarily discontinued and dismissed as to such defendants; and

WHEREAS, in order to induce the parties to enter into the Merger Agreement, the Company and the Releasing Shareholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1.           Berkowitz represents and warrants that he beneficially owns, and has voting and dispositive power over, 5,038,846 Shares.

2.           Defendants shall provide Plaintiffs with a copy of the Preliminary Proxy Statement on Schedule 14A (the “Preliminary Proxy”), relating to the Transaction before filing with the United States Securities and Exchange Commission (the “SEC”) for Plaintiffs’ review, and consider in good faith any changes to the Preliminary Proxy proposed by Plaintiffs.

3.           Defendants will provide to Plaintiffs additional reasonable discovery as agreed by the parties to investigate the claims asserted in the Action and confirm the fairness and reasonableness of the Settlement.  The parties agree to conduct said confirmatory discovery as promptly as possible, and will accomplish the discovery within 30 days of the signing of this MOU.

4.           The parties agree that the Additional Shareholder Consideration represents valuable and fair benefits to the alleged Class, and that such increase in compensation to the unaffiliated shareholders was agreed during the pendency of the Action and while Berkowitz was participating in the related discussions.  Plaintiffs and their counsel believe that the MOU provides a fair, reasonable and adequate settlement based upon the claims asserted in the Action and considering the risks, uncertainty and inherent delays associated with litigation.  It is contemplated that this MOU will be ultimately replaced by a “Stipulation of Settlement” to be prepared by the parties and submitted to the court for approval.  The Stipulation of Settlement will include terms proposing the certification of a non-opt out Class.

5.           In consideration of the benefits provided to the members of the putative classes, Plaintiffs agree to the dismissal with prejudice and without costs (except as otherwise specifically provided herein) of the Action and of all claims pending in the Action against Defendants following final court approval of the Stipulation of Settlement.

6.           The Stipulation of Settlement will be subject to, among other things, the satisfactory completion of confirmatory discovery and the parties’ negotiation of any proposed changes to the Preliminary Proxy or Plaintiffs’ confirmation that they do not have any objection to the Preliminary Proxy.  The Stipulation of Settlement will include a general release (in a form acceptable to the Defendants) to all of the Defendants in the Action, and their counsel, agents, affiliates, family members and others, of all claims, including all claims that were brought or could have been brought in the Action, arising out of or relating to any of the allegations that are the subject of the Action, including all claims arising out of the institution, prosecution, or resolution of the Action.

7.           The Stipulation of Settlement will include a release by Defendants to the named Plaintiffs and their counsel, agents, affiliates, family members and others of all claims, including all claims arising out of the institution, prosecution, or resolution of the Action.

8.           The release of claims contemplated in Paragraphs 6 and 7 will not include claims by the parties to enforce the terms of the Settlement.

9.           The Defendants shall be responsible for providing notice of the Settlement to all settlement class members who will be bound by the release specified in Paragraph 6, and the Company shall pay all reasonable costs and expenses incurred in providing that notice, with the understanding that such notice shall be effected by mail and internet publication, or such other method or methods as the Court deems appropriate.  It is hereby agreed that notice by mail and internet publication is a reasonable and adequate method of providing notice to the putative class members.

10.           Plaintiffs shall prepare and Defendants shall cooperate in finalizing a joint stipulation and proposed order promptly after the execution of the MOU allowing Berkowitz to intervene as a plaintiff in the Action pursuant to CPLR 1013, and for his counsel, Giskan Solotaroff Anderson & Stewart to appear as additional class counsel.

11.           Plaintiffs and their counsel intend to petition the court for an award of fees and expenses in connection with the Action.  Any award to Plaintiffs’ counsel for fees and expenses shall be determined by the Court, or by a later agreement of the Plaintiffs and Defendants (subject to approval of the Court or courts).  Defendants shall not object to or oppose any application for fees and expenses made by Plaintiffs’ counsel in the Action, provided that such application is for an award no more than the amount of $75,000.  Plaintiffs shall not make any application, or otherwise seek, counsel fees and expenses in the Action, in excess of $75,000.  The parties acknowledge and agree that Chaus or its successor(s) in interest shall cause to be paid on behalf of the Chaus directors and the Company, any fees and expenses awarded by the Court to Plaintiffs’ counsel.  Subject to the terms and conditions of this MOU, and the terms and conditions of the Stipulation of Settlement contemplated hereby, the Company shall, within the later of ten (10) business days after the latest date on which any final and non-appealable order has been entered and/or an appeal therefrom can be taken: (i) approving the Stipulation of Settlement, (ii) awarding attorneys’ fees and/or expenses to Plaintiffs’ counsel; or (iii) dismissing the Action with prejudice (“Fee Payment Date”), pay the amount of such award to Giskan Solotaroff Anderson & Stewart, as agent for Plaintiffs’ counsel for distribution to and among Plaintiffs’ counsel.  Plaintiffs and their counsel agree not to appeal any order entered in the Action dismissing or otherwise resolving the Action.

12.           Defendants shall not be liable for, and shall not be required to make, any other payments in connection with the Action other than as provided above.

13.           The approval of the fees and expenses in the negotiated amount or any other amount shall be in the sole discretion of the Court, and shall not be a condition of the resolution of the Action, including dismissal with prejudice, agreed herein.  Any order or proceedings related to such application for fees and expenses, or any appeal related thereto, shall not operate to terminate the Stipulation of Settlement or affect the releases therein.  The finality of the Stipulation of Settlement and the dismissal of the Action with prejudice shall not be conditioned on any ruling by the Court or any other court concerning any application for fees or expenses herein.

14.           This MOU and the Stipulation of Settlement are conditioned upon non-opt out class certification, final approval of the terms of the Stipulation by the appropriate court, and dismissal of the Action with prejudice and the absence of any appeal thereof by Plaintiffs.  Defendants agree that the Actions may be maintained as a class action, solely for the purpose of effectuating the Stipulation of Settlement and the non-opt-out settlement of all the claims alleged in the Action.  In the event the Stipulation of Settlement does not become final for any reason, Defendants reserve the right to oppose class certification in any subsequent proceedings.  Berkowitz hereby covenants and agrees that so long as the approval of the Merger Agreement is recommended by the Company’s Board of Directors, at any meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any shareholder written consent, he shall, in each case to the fullest extent that he is entitled to vote thereon or consent thereto: (i) appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum; and (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of his shares in favor of the adoption of the Merger Agreement and the approval of the Merger; and (iii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the shares against any alternative takeover proposal, action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this MOU or the performance by the Company of its obligations under the Merger Agreement or this agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws; or (E) any other material change in the Company’s corporate structure or business.  Except as set forth herein, Berkowitz shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company.

15.           Neither this MOU nor any of the terms of the settlement shall be deemed to constitute an admission of the validity of any claim against any or all of the Defendants, or the liability of any or all of the defendants, and they may not be used in any proceeding for any purpose (other than to enforce and effectuate the terms of the settlement).

16.           Each of the Defendants has denied and continues to deny that he or it has committed any act or omission giving rise to any liability and/or violation of law, rule or regulation.  Defendants are entering into this settlement to eliminate the burden and expense of further litigation.  Defendants believe they have meritorious defenses to the Action.

17.           Plaintiffs continue to believe that they have raised meritorious claims, but also believe that the relief resulting from the Stipulation of Settlement will benefit the Company’s shareholders and allow them to make a fully informed decision with respect to the acquisition proposal.  This MOU may be executed in counterparts, including by signature transmitted by facsimile.  Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

18.           The terms of this MOU and the settlement shall be binding upon the parties and inure to the benefit of the successors, assigns, executors, administrators, heirs and legal representatives of the parties hereto, provided, however, that no assignment by any party shall operate to relieve such party of its obligations hereunder.

AGREED TO ON MARCH 29, 2012

Brower, Piven
A Professional Corporation

/s/ David A.P. Brower
David A.P. Brower, Esq.
Brian C. Kerr, Esq.
488 Madison Avenue
Eighth Floor
New York, New York 10022
Attorneys for Plaintiff Kenneth Braun

Dechert LLP /s/ Gary J. Mennitt Gary J. Mennitt, Esq. Jason O. Billy, Esq. 1095 Avenue of the. Americas New York, New York 10036 Attorneys for Defendants Josephine Chaus and Bernard Chaus, Inc.
Pryor Cashman LLP /s/ Richard S. Frazer Richard S. Frazer, Esq. 7 Times Square New York, New York 10036 Attorneys for Defendants Philip G. Barach and Robert Flug	Robinson & Cole LLP /s/ Katherine Smith Katherine Smith, Esq. 855 Third Avenue, Suite 2800 New York, New York 10022 Attorneys for Defendant Camuto Consulting Inc.
GISKAN SOLOTAROFF ANDERSON & STEWART LLP /s/ Oren S. Giskan Oren S. Giskan, Esq. 11 Broadway, Suite 2150 New York, New York 10004 Attorneys for Dr. Barry Berkowitz